Exhibit G
MANAGER TALKING POINTS

What is the news?
•	HP and ArcSight, Inc. announced today that they have signed a definitive agreement for HP to acquire ArcSight, a leading security and compliance management company, for $43.50 per share, or an enterprise value of $1.5 billion.

•	The combination of HP and ArcSight will improve security, reduce risk and facilitate compliance at a lower cost for customers. ArcSight’s superior technology is highly complementary with HP’s existing security portfolio of hardware, software and services.
How did today’s announcement come about?
•	ArcSight’s Board of Directors accepted an offer from HP for $43.50 a share.

•	Details of the process and the transaction are provided in the documents that were filed with the SEC in relation to the tender offer. All ArcSight employees are encouraged to read these documents, which can be found at http://ir.arcsight.com/sec.cfm and not to speculate on what may or may not happen.
How does the transaction work?
•	The Form 8-K and the merger agreement that were filed with the SEC have details about the transaction. Briefly, the merger agreement requires that the tender offer be launched within 10 business days.

•	The completion of the tender offer is subject to the standard minimum 20 business day offer period and customary closing conditions including regulatory clearances. Closing of the transaction is anticipated before the end of the year. All ArcSight employees are encouraged to read the SEC filings, which can be found at http://ir.arcsight.com/sec.cfm and not to speculate on what may or may not happen.
What happens between now and closing? Will HP take over the company immediately?
•	Closing of the transaction is anticipated before the end of the year. Until closing, the two companies remain separate in order to stay in compliance with antitrust regulations, pending completion of the normal anti-trust review.

•	Detailed integration planning will take place while the tender offer and merger are pending and will be done by a limited number of ArcSight employees.

•	All ArcSight employees are encouraged to read the SEC filings, which can be found at http://ir.arcsight.com/sec.cfm and not to speculate on what may or may not happen. It is important to remember that until the transaction closes, nothing changes and ArcSight’s employees will still answer to their managers, not someone from HP.
Why can’t you tell employees more about what is going to happen?
•	We don’t yet know the answers to many of your questions.

•	Closing of the transaction is anticipated before the end of the year.

•	Detailed integration planning will take place while the tender offer and merger are pending and will be done a limited number of ArcSight employees.

•	ArcSight employees should not speculate on these matters.
What about options and bonuses?
•	All ArcSight employees are encouraged to read the SEC filings and not to speculate on what may or may not happen. The merger agreement provides that vested options for ArcSight employees will be cashed out at the tender offer price (less the exercise price) and that unvested options will be assumed (with exercise price and share number proportionally adjusted).

•	ArcSight’s employee bonus plans provide that employees will receive a “true up” of prior quarterly bonuses upon completion of a change of control. It is important to remember that until the transaction closes, nothing changes. Beyond that, detailed integration planning will take place while the tender offer and merger are pending.
Will we become HP or will we still be ArcSight, an HP company?
•	At this point, we are not going to speculate on what structure the company will take after closing which is anticipated before the end of the year. Until the closing, the two companies remain separate.

•	Detailed integration planning will take place while the tender offer and merger are pending and will be done by a limited number of ArcSight employees.

•	ArcSight employees should not speculate on these matters.
What role will ArcSight’s management team play in the new organization?
•	At this point, we are not going to speculate on what structure the company will take after closing which is anticipated before the end of the year. HP has extended employment offers to members of ArcSight management.

•	The Form 8-K and the merger agreement that were filed with the SEC have additional details. Until the closing, the two companies remain separate and all ArcSight employees are limited in what they can speculate about in order to stay in compliance with SEC and legal regulations.
Forward-Looking Statements
This press release contains projections and other forward-looking statements regarding the expected performance of Hewlett-Packard Company (“HP”) following completion of the acquisition, including statements related to HP’s product and service offerings and the future of the enterprise threat and risk management market. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining a sufficient number of tendered shares of common stock and regulatory approval of the merger, the potential impact on the business of ArcSight, Inc. (“ArcSight”) due to the uncertainty about the acquisition, the retention of employees of ArcSight and the ability of HP to successfully integrate ArcSight and to achieve expected benefits. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of ArcSight’s filings with the United States Securities and Exchange Commission, including its most recent filings on Form 10-K and Form 10-Q.
Securities Law Disclosures
This report is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of ArcSight common stock will be made only pursuant to an offer to purchase and related materials that HP intends to file with the United States Securities and Exchange Commission. ArcSight stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Once filed, copies of the tender offer statement on Schedule TO, the offer to purchase and related documents will be made available to ArcSight stockholders at no expense to them. In addition, those materials will be available without charge from ArcSight Investor Relations at (415) 293-4427 or by email at robert.dougherty@fd.com, or the United States Securities and Exchange Commission through the Commission’s website at www.sec.gov. ArcSight stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.